State of Delaware
Secretary of State
Division of Corporations
Delivered 03:06 PM 05/01/2018
FILED 03:06 PM 05/01/2018
SR 20183222686 - File Number 5308872

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TYG SOLUTIONS CORP.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

TYG Solutions Corp., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

1. That the name of this corporation is TYG Solutions Corp., and that this corporation was originally incorporated pursuant to the General Corporation Law on March 25, 2013 under the name TYG Solutions Corp.

2. That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety to read as follows:

FIRST: The name of the corporation is TYG Solutions Corp. (the "Corporation").

SECOND: The registered office of the Corporation in the State of Delaware is located at 1000 North West Street, Suite 1501, City of Wilmington, New Castle County 19801. The registered agent of the Corporation at that address is Delaware Corporations LLC.

THIRD: The nature of the business or purposes to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended or any successor statute.

FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,015,000,000, consisting of (a) 1,000,000,000 shares of Common Stock, $0.0001 par value per share ("Common Stock),

and (b) 15,000,000 shares of Preferred Stock, $0.0001 par value per share ("Preferred Stock").

The number of authorized shares of stock of any class of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of Section 242(b)(2) of the General Corporation Law of the State of Delaware.

The Preferred Stock shall be issued from time to time in one or more series. The Board of Directors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

All of the Preferred Stock of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred Stock shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board of Directors as hereinabove provided or as fixed herein.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders.

A. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Corporation, the directors are hereby empowered to the fullest extent permitted by law to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. To the extent provided in the By-Laws, any officer of the Corporation may nominate officers to be elected by the Board of Directors and may remove officers of the Corporation.

C. The directors of the Corporation are to be elected by written ballot unless the By-Laws of the Corporation provide otherwise.

D. Special meetings of stockholders of the Corporation may be called by the Chairman of the Board or the Chief Executive Officer or by the Board of Directors acting pursuant to a resolution adopted by a majority of the directors then in office.

E. The Board of Directors shall be comprised of the number of directors as set forth in the Bylaws.

F. Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled in the manner as set forth in the Bylaws.

G. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the By-Laws of the Corporation.

SIXTH: The Board of Directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the By- Laws of the Corporation by the Board of Directors shall require the approval of a majority of the directors then in office unless the Bylaws require the vote of a number of directors greater than a majority. The stockholders shall also have power to adopt, amend or repeal the By-Laws of the Corporation subject to provisions in the Bylaws that either prohibit the repeal, amendment or adoption of certain provisions of the Bylaws by the stockholders or require a vote of the stockholders greater than a majority of the stockholders entitled to vote on the matter under consideration .

SEVENTH: A Representative (as defined below) of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Representative, except for liability (a) for any breach of the Representative 's duty of loyalty to the Corporation or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the General Corporation Law of the State of Delaware, or (d) for any transaction from which the Representative derived an improper personal benefit, it being the intention of this Article SEVENTH that a Representative of the Corporation shall, to the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a Representative. Nothing in this Article SEVENTH is intended to create a fiduciary duty or duty of loyalty to the Corporation by or from any Representative if the relationship between the Representative and the Corporation does not otherwise give rise to a fiduciary relationship between the Corporation and the Representative.

EIGHTH: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, (a) is a Representative of the Corporation, or (b) is or was

serving at the request of the Corporation as a Representative of another corporation or entity, including but not limited to a partnership, joint venture, limited liability company, trust or other enterprise (each a "Related Entity"), whether the basis of such action, suit or proceeding is any alleged action in an official capacity as a Representative or in any other capacity while serving as a Representative, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended, against all expenses, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith; provided, however, that the Corporation shall indemnify any such person in connection with any action, suit or proceeding (or part thereof) initiated by such person only if such action, suit or proceeding (or part thereof) was authorized by the Board of Directors of the Corporation. Such right shall be a contract right and shall include the right to be paid by the Corporation expenses incurred in defending any action, suit or proceeding in advance of its final disposition upon delivery to the Corporation of an undertaking, by or on behalf of such person, to repay all amounts so advanced unless it should be determined ultimately that such person is entitled to be indemnified under this Article EIGHTH or otherwise.

A. The rights conferred by this Article EIGHTH shall not be exclusive of any other right to indemnification or advancement of expenses which a person may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, By-Law, agreement, vote of stockholders or the Board of Directors or a committee of the Board of Directors or otherwise.

B. For purposes of Articles SEVENTH and EIGHTH, the term "Representative" shall mean director, officer, employee, consultant, advisor, partner, manager, or any other party that the Board of Directors, in its sole discretion, designates (either before or after any action, suit or proceeding is threatened or commenced against such party) as a Representative of the Corporation or any Related Entity, regardless of whether such Representative owes a fiduciary duty to the Corporation or any Related Entity.

C. If a claim for indemnification or advancement of expenses is not paid in full by the Corporation within thirty days after a written claim for such indemnification or advancement has been received by the Corporation, the Representative (the "Claimant") may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the Claimant is successful in whole or in part, the Claimant shall be entitled to recover from the Corporation the reasonable expenses (including attorneys' fees) incurred in prosecuting such a claim.

D. Any repeal or modification of Articles SEVENTH or EIGHTH by the stockholders of the Corporation shall not adversely affect any right or protection of a Representative of the Corporation existing at the time of such repeal or modification.

NINTH: If any person, group (as defined in the Securities Exchange Act of 1934), partnership, association, firm, corporation or other entity (collectively referred to

as the "Owner") owns of record or beneficially, directly or indirectly, more than five percent (5%) of any class of equity security of the Corporation, then, subject to applicable statutory requirements, any merger or consolidation of the Corporation with the Owner, or any sale, lease or exchange of substantially all of the assets of the Corporation to the Owner or of the Owner to the Corporation (collectively referred to as a "Business Transaction") may not be effected without the consent of the holders of seventy-five percent (75%) of the securities voted at the meeting called for that purpose, other than those securities owned by the Owner.

The provisions of this Article NINTH shall not be applicable to effect a Business Transaction approved by the Board of Directors.

This Article NINTH does not constitute an election not to be governed by Section 203 of the Delaware General Corporation Law.

***

3. That the foregoing amendment and restatement was approved by the holders of the requisite number of shares of the corporation in accordance with Section 228 of the General Corporation Law.

4. That this Amended and Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation's Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer this 1st day of May, 2018.

TYG SOLUTIONS CORP.

By:____________________________

Name: Robert T. Malasek,

Title: Chief Executive Officer